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                          SEEQ TECHNOLOGY INCORPORATED
                         RESTATED 1982 STOCK OPTION PLAN

                   Amended and Restated through April 1, 1996


         I. PURPOSE OF THE PLAN

                  This Restated l982 Stock Option Plan (the "Plan") is a consolidation of two pre-existing stock option plans maintained by SEEQ Technology Incorporated, a Delaware corporation ("Company"): (i) the 1982 Incentive Stock Option Plan and (ii) the 1982 Supplemental Stock Option Plan, and this restated Plan shall accordingly supersede those two plans and serve as their successor. The Plan is intended to promote the interests of the Company, by providing a method whereby (i) employees (including officers) of the Company and its parent or subsidiary corporations who are primarily responsible for the management, growth and financial success of the Company and its parent or subsidiary corporations and (ii) consultants or other independent contractors (other than non-employee members of the Board) who perform valuable services for the Company and its parent or subsidiary corporations may be offered incentives and rewards which will encourage them to acquire a proprietary interest, or otherwise increase their proprietary interest, in the Company and continue to render services to the Company or its parent or subsidiary corporations.

         II. ADMINISTRATION OF THE PLAN

                  The Plan shall be administered in accordance with the following standards:

                  (a) The Company's Board of Directors (the "Board") shall appoint a committee ("Committee") consisting of not less than two (2) Board members to administer the Plan, including (without limitation) the power to grant options under the Plan, the power to accelerate the exercisability of granted options and the power to administer the option surrender provisions of the Plan. This committee shall function as the "Primary Committee" under the Plan and shall have sole and exclusive authority to grant stock options to officers of the Company who are Board members. No Board member shall be eligible to serve on the Primary Committee if such individual has, within the twelve
(12)-month period immediately preceding the date he is to be appointed to the Primary Committee, received an option grant under this Plan or an option grant or stock issuance under any other stock option, stock appreciation, stock bonus or other stock plan of the Company (or any parent or subsidiary corporation), other than the SEEQ Technology Incorporated 1989 Non-Employee Director Stock Option Plan.

                  (b) Administration of the Plan with respect to the officers of the Company who are not Board members and all other key employees eligible to participate in the Plan may, at the Board's discretion, be vested in the Primary Committee or in a secondary committee of two or more Board members appointed by the Board, or the Board may retain the power to administer the Plan with respect to all individuals who are not Board members. Should a secondary committee be appointed, the membership may include Board members who are
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employees of the Company eligible to receive option grants under this Plan or option grants or stock issuances under any other stock option, stock appreciation, stock bonus or other stock plan of the Company (or any parent or subsidiary corporation).

                  (c) Members of the Primary Committee or any secondary committee shall serve for such term as the Board may determine and shall be subject to removal by the Board at any time.

                  (d) The term "Plan Administrator" as used from time to time in this plan document shall mean the particular entity, whether the Primary Committee or any secondary committee, which is authorized to administer the option grant and option surrender provisions of the Plan with respect to one or more classes of eligible individuals, to the extent such entity is carrying out its administrative functions under the Plan with respect to those individuals.

                  (e) The Plan Administrator shall have full power and authority (subject to the express provisions of the Plan) to establish such rules and regulations as it may deem appropriate for the proper administration of the plan functions within the scope of its administrative authority and to make any and all determinations with respect to those functions which it may deem necessary or advisable. All decisions of the Plan Administrator within the scope of its administrative authority under the Plan shall be final and binding on all parties who have an interest in any outstanding option granted pursuant to such authority.

         III. ELIGIBILITY FOR OPTION GRANTS

                  (a) The persons who shall be eligible to receive options pursuant to the Plan are those employees (including officers) and consultants or other independent contractors (other than non-employee members of the Board) of the Company or its parent or subsidiary corporations who render services which tend to contribute materially to the success of the Company or its parent or subsidiary corporations or which may reasonably be anticipated to contribute materially to the future success of the Company or its parent or subsidiary corporations.

                  (b) Non-employee members of the Board shall not be eligible to participate in the Plan or in any other stock bonus, stock purchase, stock option or other stock plan of the Company or its parent or subsidiary corporations other than the SEEQ Technology Incorporated 1989 Non-Employee Director Stock Option Plan.

                  (c) The Plan Administrator shall have the sole and exclusive authority, within the scope of its administrative functions under the Plan, to select the eligible individuals who are to receive option grants under the Plan and to determine the number of shares to be covered by each such option grant, the status of the granted option as either an incentive stock option ("Incentive Option") which satisfies the requirements of Section 422 of the Internal Revenue Code or a non-qualified option not intended to meet such requirements, the time or times at which such option is to become exercisable and the maximum term for which the option is to remain outstanding.


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                  (d) For purposes of this Plan, the following provisions shall be applicable in determining the parent and subsidiary corporations of the
Company:

                           (i) Any corporation (other than the Company) in an
unbroken chain of corporations ending with the Company shall be considered to be a parent corporation of the Company, provided each such corporation in the unbroken chain (other than the Company) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

                           (ii) Each corporation (other than the Company) in an
unbroken chain of corporations beginning with the Company shall be considered to be a subsidiary of the Company, provided each such corporation (other than the last corporation) in the unbroken chain owns, at the time of determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

         IV. STOCK SUBJECT TO THE PLAN

                  (a) The stock issuable under the Plan shall be shares of the Company's authorized but unissued or reacquired common stock ("Common Stock"). The aggregate number of shares of Common Stock issuable over the term of the Plan shall not exceed 7,760,000 shares, subject to adjustment from time to time in accordance with paragraph IV(b) of the Plan(1). Should an option terminate for any reason prior to exercise or surrender in full (including options cancelled in accordance with the cancellation-regrant provisions of Article VIII of the Plan), the shares subject to the portion of the option not so exercised or surrendered shall be available for subsequent option grants under this Plan. Shares subject to any option or portion thereof surrendered or cancelled in accordance with Article IX of the Plan and all share issuances under the Plan, whether or not the shares are subsequently repurchased by the Company pursuant to its repurchase rights under the Plan, shall reduce on a share-for-share basis the number of shares of Common Stock available for subsequent option grants under the Plan. In addition, should the exercise price of an outstanding option under the Plan be paid with shares of Common Stock or should shares of Common Stock otherwise issuable under the Plan be withheld by the Company in satisfaction of the withholding taxes incurred in connection with the exercise of an outstanding option under the Plan, then the number of shares of Common Stock available for issuance under the Plan shall be reduced by the gross number of shares for which the option is exercised, and not by the net number of shares of Common Stock actually issued to the option holder.

                  (b) In the event any change is made to the Common Stock issuable under the Plan by reason of any stock dividend, stock split, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding shares of the Common Stock as a class without the Company's receipt of consideration, appropriate adjustments shall be made to (i) the aggregate number and/or class of securities issuable under the Plan, and
(ii) the number


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(1)      Reflects the additional 1,000,000 share increase authorized by the
Board and approved by the Company's stockholders in 1995 and the 1,400,000 share increase authorized by the Board and approved by the Company's stockholders in 1996.


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and/or class of shares and the price per share of the securities subject to each outstanding option in order to prevent the dilution or enlargement of benefits thereunder. The adjustments determined by the Primary Committee shall be final, binding and conclusive.

                  (c) No one person participating in the Plan may receive options and separately exercisable stock appreciation rights for more than 2,500,000 shares of the Common Stock over the term of the Plan, exclusive of options granted prior to January 1, 1994.

         V. TERMS AND CONDITIONS OF OPTIONS

                  Options granted pursuant to the Plan shall be authorized by action of the Plan Administrator and may, at the discretion of the Plan Administrator, be either Incentive Options or non-statutory options. Individuals who are not employees of the Company or its parent or subsidiary corporations may only be granted non-statutory options. Each granted option shall be evidenced by one or more instruments in such form as the Plan Administrator shall from time to time approve; provided, however, that each such instrument shall comply with the terms and conditions specified below. Each instrument evidencing an Incentive Option shall, in addition, be subject to the applicable provisions of Article VI.

         1. Option Price.

                  a. The option price per share shall be fixed by the Plan Administrator, but in no event shall the option price per share be less than eighty-five percent (85%) of the fair market value per share of Common Stock on the grant date.

                  b. If any individual to whom an option is to be granted pursuant to the provisions of the Plan is on the date of grant the owner of stock (as determined under Section 424(d) of the Internal Revenue Code) possessing more than 10% of the total combined voting power of all classes of stock of the Company or any one of its parent or subsidiary corporations (such person to be herein referred to as a 10% Stockholder, then the option price per share shall not be less than one hundred ten percent (110%) of the fair market value per share of Common Stock on the grant date.

                  c. The option price shall become immediately due upon exercise of the option and shall, subject to the provisions of Article IX, be payable in one of the alternative forms specified below:

                           (i) full payment in cash or check payable to the
Company's order; or

                           (ii) full payment in shares of Common Stock held for
the requisite period necessary to avoid a charge to the Company's earnings for financial reporting purposes and valued at fair market value on the Exercise Date (as such term is defined below) equal to the option price; or


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                           (iii) full payment through a combination of shares of
Common Stock held by the optionee for the requisite period necessary to avoid a charge to the Company's reported earnings and valued at fair market value on the Exercise Date and cash or check payable to the Company's order; or

                           (iv) full payment through a special sale and
remittance procedure pursuant to which the optionee is to provide irrevocable written instructions (I) to a designated brokerage firm to effect the immediate sale of the purchased shares and remit to the Company, out of the sale proceeds available on the settlement date, an amount sufficient to cover the aggregate option price payable for the purchased shares plus all applicable Federal and State income and employment taxes required to be withheld by the Company by reason of such purchase and (II) to the Company to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale transaction.

                  For purposes of this subparagraph C, the Exercise Date shall be the date on which written notice of the option exercise is delivered to the Company. Except to the extent the sale and remittance procedure is utilized in connection with the option exercise, payment of the option price for the purchased shares must accompany such exercise notice.

                  d. The fair market value of a share of Common Stock on any relevant date under subparagraph A, B or C above (and for all other valuation purposes under the Plan) shall be determined in accordance with the following provisions:

                           (i) If the Common Stock is not at the time listed or
admitted to trading on any stock exchange but is traded in the over-the-counter market, the fair market value shall be the mean between the highest bid and lowest asked prices (or, if such information is available, the closing selling price) of the Common Stock on the date in question in the over-the-counter market, as such prices are reported by the National Association of Securities Dealers through its Nasdaq National Market System or any successor system. If there are no reported bid and asked prices (or closing selling price) on the date in question, then the mean between the highest bid price and lowest asked price (or the closing selling price) on the last preceding date for which such quotations exist shall be determinative of fair market value.

                           (ii) If the Common Stock is at the time listed or
admitted to trading on any stock exchange, then the fair market value shall be the closing selling price per share of Common Stock on the date in question on the stock exchange determined by the Plan Administrator to be the primary market for the Common Stock, as such price is officially quoted on such exchange. If there is no reported sale of Common Stock on such exchange on the date in question, then the fair market value shall be the closing selling price of the Common Stock on the exchange on the last preceding date for which such quotation exists.

                  2. Term and Exercise of Options. Each option granted under the Plan shall be exercisable at such time or times, during such period, and for such number of shares as shall be determined by the Plan Administrator and set forth in the instrument evidencing such option. However, no option granted under this Plan shall have a term in excess of ten (10) years from the


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grant date. No option or stock appreciation right outstanding under the Plan shall be assignable or transferable by the optionee other than a transfer of the option by will or by the laws of descent and distribution following the optionee's death, and during the optionee's lifetime the option and all stock appreciation rights pertaining to such option shall be exercisable only by the optionee.

                  3. Effect of Termination of Employment.

                  a. Should an optionee cease to be an Employee of the Company for any reason (including death or permanent disability as defined in Section 22(e)(3) of the Internal Revenue Code) while the holder of one or more outstanding options granted to such optionee under the Plan, then such option or options shall in no event remain exercisable for more than a twenty-four (24) month period (or such shorter period as is determined by the Plan Administrator and set forth in the option agreement) following the date of such cessation of Employee status, but under no circumstances shall any such option be exercisable after the specified expiration date of the option term. Each such option shall, during such twenty-four (24) month or shorter period, be exercisable only to the extent of the number of shares (if any) for which the option is exercisable on the date of such cessation of Employee status. Upon the expiration of such twenty-four (24) month or shorter period or (if earlier) upon the expiration of the option term, the option shall terminate and cease to be exercisable.

                  b. Any option granted to an optionee under the Plan and exercisable in whole or in part on the date of the optionee's death may be subsequently exercised, but only to the extent of the number of shares (if any) for which the option is exercisable on the date of the optionee's cessation of Employee status (less any option shares which the Optionee may have purchased prior to death), by the personal representative of the optionee's estate or by the person or persons to whom the option is transferred pursuant to the optionee's will or in accordance with the laws of descent and distribution, provided and only if such exercise occurs prior to the earlier of (i) the expiration of the eighteen-(18) month period following the death of the optionee or (ii) the specified expiration date of the option term. Upon the occurrence of the earlier event, the option shall terminate and cease to be exercisable.

                  c. If (i) the optionee's status as an Employee is terminated for cause (including, but not limited to, any act of dishonesty, willful misconduct, fraud or embezzlement or any unauthorized disclosure or use of confidential information or trade secrets) or (ii) the optionee makes or attempts to make any unauthorized use or disclosure of confidential information or trade secrets of the Company or its parent or subsidiary corporations, then in any such event all outstanding options granted the optionee under the Plan shall immediately terminate and cease to be exercisable.

                  d. Notwithstanding subparagraphs A, B and C above, the Plan Administrator shall have complete discretion, exercisable either at the time the option is granted or at the time during which the option remains outstanding, to extend the period of time for which the option is to remain exercisable following the optionee's cessation of Employee status from the twenty-four (24) month or shorter period previously established by the Plan Administrator and set forth in the


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option agreement to such greater period of time as the Plan Administrator shall deem appropriate; provided , however, that no option shall be exercisable after the specified expiration date of the option term. The Plan Administrator shall have similar discretion to establish as a provision applicable to the exercise of one or more options granted under the Plan that during the period of exercisability following cessation of Employee status (as provided in subparagraph V.3.A. or V.3.B above), the option may be exercised not only with respect to the number of shares for which it is exercisable at the time of the optionee's cessation of Employee status but also with respect to one or more installments of purchasable shares for which the option otherwise would have become exercisable had such cessation of Employee status not occurred.

                  e. For purposes of the foregoing provisions of this Paragraph V.3, the optionee shall be deemed to be an Employee of the Company for so long as the optionee remains in the employ of the Company or one or more of parent or subsidiary corporations.

                  f. If the option is granted to a consultant or other independent contractor, then the instruments evidencing the granted option shall include provisions comparable to subparagraphs V.3.A, V.3.B and V.3.C above, and may include provisions comparable to subparagraph V.3.D above, with respect to the optionee's termination of service with the Company or its parent or subsidiary corporations.

                  4. Stockholder Rights. An option holder shall have none of the rights of a stockholder with respect to any shares covered by the option until such individual shall have exercised the option, paid the option price and been issued a stock certificate for the purchased shares.

                  5. Repurchase Price. The shares of Common Stock acquired upon the exercise of options granted under the Plan may be subject to one or more repurchase rights of the Company in accordance with the following provisions:

                           (a) The Plan Administrator effecting the option
grants may in its discretion determine that it shall be a term and condition of one or more of the granted options that the Company (or its assigns) shall have the right, exercisable upon the optionee's cessation of Employee status, to repurchase at the original option price any or all of the unvested shares of Common Stock previously acquired by the optionee upon the exercise of such option(s). Any such repurchase right shall be exercisable by the Company (or its assigns) upon such terms and conditions (including the establishment of the appropriate vesting schedule and other provisions of the expiration of such right in one or more installments) as the Plan Administrator may specify in the instrument evidencing such right.

                           (b) The Plan Administrator effecting the option
grants shall also have full power and authority to provide for the automatic termination of the Company's outstanding repurchase rights, in whole or in part, and thereby vest the optionees in one or more of the shares purchased or purchasable under the granted options, upon the occurrence of any Corporate Transaction specified in Article VII or any Change in Control specified in
Article IX.


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         VI. INCENTIVE OPTIONS

                  The terms and conditions specified below shall be applicable to all Incentive Options granted under the Plan. Options which are specifically designated as "non-statutory" or "non-qualified" options when issued under the Plan shall not be subject to such terms and conditions:

                  (a) Option Price. The option price per share of the Common Stock subject to an Incentive Option shall in no event be less than one hundred percent (100%) of the fair market value per share of Common Stock on the grant date.

                  (b) Sequentia1 Exercise Rule. Except to the extent now or hereafter permitted by Section 422 of the Internal Revenue Code, no Incentive Option granted prior to January 1, 1987 may be exercised while there remains outstanding (within the meaning of subsection (c) (7) of such Section 422) any other pre-1987 Incentive Option which was granted at an earlier date to the optionee to purchase stock in the Company or in any other corporation which is on the date of grant of the later option either a parent of subsidiary corporation of the Company of a predecessor corporation of any of much corporations.

                  (c) Dollar Limitation. The following dollar limitations shall be in effect for Incentive Options granted under the Plan:

                           (i) Pre-1987 Grants. The aggregate fair market value
(determined as of the respective date or dates of grant) of the Common Stock which may be made the subject of Incentive Options granted under the Plan (or any other option plan of the Company or its parent or subsidiary corporations) to any Employee in any one calendar year prior to the 1987 calendar year shall not exceed the sum of One Hundred Thousand Dollars ($100,000) plus any unused Carryover to such pre-1987 calendar year. For purposes of the preceding limitation, the term "Carryover" means one-half (1/2) of the amount by which the sum of One Hundred Thousand Dollars ($100,000) exceeds the aggregate fair market value (determined as of the respective date or dates of grant) of the Common Stock for which the Employee was previously granted Incentive Options under the Plan (or any other option plan of the Company or its parent or subsidiary corporations) in each calendar year after 1980 and prior to 1987. The unused Carryover shall be available for each of the three (3) pre-1987 calendar years immediately following the calendar year in which the Carryover arises and shall increase the basic $100,000 limitation otherwise applicable to the Employee for each such pre-1987 calendar year by an amount equal to the Carryover, less the portion thereof used in prior calendar years. Incentive options granted the Employee during any pre-l987 calendar year shall first be applied against the basic $100,000 limitation in effect for such calendar year and then applied against any of the Employee's unused Carryovers to such calendar year, in the order in which such Carryovers arose in prior calendar years.

                           (ii) Post-1986 Grants. The aggregate fair market
value (determined as of the respective date or dates of grant) of the Common Stock for which one or more options granted after December 31, 1986 to any Employee under this Plan (or any other option plan of


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the Company or its parent or subsidiary corporations) may for the first time become exercisable as an Incentive Option during any one post-1986 calendar year shall not exceed the sum of One Hundred Thousand Dollars ($100,000). To the extent the Employee holds two or more such post-1986 options which become exercisable for the first time in the same calendar year, the foregoing limitation on the exercisability thereof as Incentive Options shall be applied on the basis of the order in which such options are granted.

                  (d) Maximum Term. If the individual to whom the Incentive Option is granted is a 10% Stockholder (as defined in subparagraph V.1.b. above) on the date of the option grant, then the option shall not have a term in excess of five years from the grant date.

                  Except as modified by the preceding provisions of this Article VI, all the terms and conditions of the Plan shall be applicable to the Incentive Options granted hereunder.

         VII. CORPORATE TRANSACT1ON

                  (a) In the event of one or more of the following transactions to which the Company in a party ("Corporate Transaction"):

                           (i) a merger or acquisition in which the Company is
not the surviving entity, except for a transaction the principal purpose of which is to change the State of the Company's incorporation;

                           (ii) the sale, transfer or other disposition of all
or substantially all of the assets of the Company; or

                           (iii) any reverse merger in which the Company is the
surviving entity,

                           then each option outstanding under the Plan shall
automatically become exercisable, during the five (5) business day period immediately prior to the specified effective date for the Corporate Transaction, with respect to the full number of shares of Common Stock at the time subject to such option and may be exercised for all or any portion of such shares. However, an outstanding option under the Plan shall not be so accelerated if and to the extent: (i) such option is, in connection with the Corporate Transaction, either to be assumed by the successor corporation or parent thereof or be replaced with a comparable option to purchase shares of the capital stock of the successor corporation or parent thereof or (ii) the acceleration of such option would, when added to the present value of certain other payments in the nature of compensation which become due and payable to the option holder in connection with the Corporate Transaction, result in the payment to such individual of an excess parachute payment under Section 280G(b) of the Internal Revenue Code. The existence of any such excess parachute payment shall be determined by the Plan Administrator in the exercise of its reasonable business judgment and on the basis of tax counsel provided the Company. Upon the consummation of the Corporate Transaction, all outstanding options under the Plan shall, to the extent not previously exercised or assumed by the successor corporation or its parent corporation, terminate and cease to be exercisable.


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                  (b) Each outstanding option which is assumed in connection with the Corporate Transaction or is otherwise to continue in effect shall be appropriately adjusted, immediately after such Corporate Transaction, to apply and pertain to the number and class of securities which would have been issuable, in consummation of such Corporate Transaction, to an actual holder of the same number of shares of Common Stock as are subject to such option immediately prior to such Corporate Transaction. Appropriate adjustments shall also be made to the option price payable per share, provided the aggregate option price payable for such securities shall remain the same. In addition, the class and number of securities available for issuance under the Plan following the consummation of the Corporate Transaction shall be appropriately adjusted.

                  (c) In connection with any Corporate Transaction, the exercise of any accelerated pre-l987 Incentive Option shall remain subject to the sequential exercise limitation of paragraph VI(b), and the exercisability as an incentive stock option under the Federal tax laws of any accelerated post-1986 option shall be subject to the applicable dollar limitation of paragraph VI(c)(i).

                  (d) The grant of options under this Plan shall in no way affect the right of the Company to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merger, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

         VIII. CANCELLATION AND NEW GRANT OF OPTIONS

                  The Plan Administrator shall have the authority to effect, at any time and from time to time, with the consent of the affected option holders, the cancellation of any or all outstanding options under the Plan and to grant in substitution therefor new options under the Plan covering the same or different numbers of shares of Common Stock but having an option price per share not less than (i) eighty-five percent (85%) of the fair market value per share of Common Stock on the new grant date, or (ii) one hundred percent (100%) of such fair market value if the new option is to be an Incentive Option or (iii) one hundred ten percent (110%) of fair market value in the case of a 10% Stockholder. If one or more of the cancelled options are pre-l987 Incentive options, then such options shall (solely for purposes of the "sequential exercise" rule of paragraph VI(b) as applied to other outstanding pre-1987 Incentive Options) be considered to be outstanding options until the expiration date initially specified for the option term.

         IX. SURRENDER OF OPTIONS FOR CASH OR STOCK

                  (a) One or more option holders may, upon such terms and conditions as the Plan Administrator may establish at the time of the option grant or at any time thereafter, be granted the right to surrender all or part of an unexercised option in exchange for a distribution equal in amount to the excess of (i) the fair market value (on the option surrender date) of the number of shares in which the optionee is at the time vested under the surrendered option (or surrendered portion) over (ii) the aggregate option price payable for such shares. No surrender of


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an option, however, shall be effective unless it is approved by the Plan
Administrator granting such right. If the surrender is so approved, then the distribution to which the option holder shall accordingly become entitled under this Article IX may be made in shares of Common Stock valued at fair market value at date of surrender, in cash, or partly in shares and partly in cash, as the Plan Administrator granting such right shall in its sole discretion deem appropriate.

                  (b) If the surrender of the option is not approved by the Plan Administrator granting such right, then the option holder shall retain whatever rights the option holder had under the surrendered option (or surrendered portion thereof) on the date of surrender and may exercise such rights at any time prior to the later of (i) the expiration of the 5 business-day period following receipt of the rejection notice or (ii) the last day on which the option is otherwise exercisable in accordance with the terms of the instrument evidencing such option, but in no event may such rights be exercised at any time after ten (10) years from the date of the option grant.

                  (c) Special limited stock appreciation rights may be granted by the Plan Administrator in tandem with one or more option grants made under the Plan. The grant and exercise of such rights shall be subject to the following terms and conditions:

                           Pre-September 1. 1992 Grants. Limited rights may be granted prior to September 1, 1992 to one or more officers or directors of the Company subject to the short-swing profit restrictions of
         Section 16 (b) of the Securities Exchange Act of 1934 ("Section 16 Insider"), Such limited rights shall be exercisable as follows:

                           a. Upon the occurrence of a Change in Control at a time when one or more classes of the Company's equity securities are registered under Section 12(g) of the Exchange Act, each Section 16 Insider who holds such a limited right in tandem with one or more of his/her outstanding options under the Plan may surrender those options, to the extent such options (I) have been outstanding with such limited rights for at least six (6) months and (II) are at the time exercisable for one or more shares. In exchange for each option so surrendered, the
         Section 16 Insider shall receive an Appreciation Distribution from the Company in an amount equal to the excess of (i) the Change in Control Price of the number of shares for which the surrendered option (or surrendered portion) is at the time exercisable over (ii) the aggregate option price payable for such shares.

                           b. Neither the approval of the Plan Administrator granting the limited right nor the consent of the Board shall be required in connection with the exercise of such right, and the Appreciation Distribution shall be made entirely in cash.

                           c. For purposes of such Appreciation Distribution, the following definitions shall be in effect:

                           Change-in-Control: the occurrence of any of the following transactions: (i) the acquisition by a person or related group of persons, other than the Company or a


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
         person that directly or indirectly controls, is controlled by or is under common control with the Company, of twenty-five percent (25%) or more of the Company's outstanding Common Stock pursuant to a tender or exchange offer which the Board does not recommend the stockholders to accept, (ii) the acquisition by a person or related group of persons, other than the Company or a person that directly or indirectly controls, is controlled by or is under common control with the Company, of fifty percent (50%) or more of the Company's outstanding Common Stock in a single transaction or in a series of related transactions (other than a Corporate Transaction), or (iii) a change in the composition of the Board such that the individuals elected to the Board at the last meeting of the stockholders at which there is not a contested election subsequently cease to comprise a majority of the Board by reason of a contested election for Board membership.

                           Chance in Control Price: the greater of (a) the fair market value per share of Common Stock on the date of the option surrender, as determined in accordance with the normal valuation provisions of the Plan, or (b) the highest reported price per share paid in acquiring ownership of the twenty-five percent (25%) or greater interest in the Company's outstanding Common Stock in connection with the Change in Control. However, if the surrendered option is an Incentive Option, then the Change in Control Price per share of the Common Stock subject to the surrendered option shall not exceed the value per share determined under clause (a).

                           Post-August 31. 1992 Grants. One or more Section 16 Insiders may, in the discretion of the Plan Administrator, be granted limited stock appreciation rights on or after September 1, 1992 in tandem with the option grants made to such individuals under the Plan. Any limited right so granted shall become exercisable as follows:

                           a. Upon the occurrence of a Hostile Take-Over at a time when one or more classes of the Company's equity securities are registered under Section 12(g) of the Exchange Act, each outstanding option held by the Section 16(b) Insider with such a limited right in effect for at least six (6) months shall automatically be cancelled, to the extent such option is at the time exercisable for fully-vested shares of Common Stock. The Section 16(b) Insider shall in return be entitled to a cash distribution from the Company in an amount equal to the excess of (I) the Take-Over Price of the shares of Common Stock which are at the time vested under the cancelled option (or cancelled portion) over (II) the aggregate exercise price payable for such vested shares. The balance of the option (if any) shall continue in full force and effect in accordance with the instrument evidencing such grant.

                           b. The cash distribution payable upon such cancellation shall be made within five (5) days following the consummation of the Hostile Take-Over. Neither the approval of the Plan Administrator nor the consent of the Board shall be required in connection with such option cancellation and cash distribution.

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
                           c. For purposes of such option cancellation and cash distribution, the following definitions shall be in effect:

                           A Hostile Take-Over shall be deemed to occur in the event (i) any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of twenty-five percent (25%) or more of Company's outstanding Common Stock pursuant to a tender or exchange offer made directly to the Company's stockholders which the Board does not recommend such stockholders to accept and (ii) more than fifty percent (50%) of the securities so acquired in such tender or exchange offer are accepted from holders other than Company officers and directors participating in this Plan or the 1989 Non-Employee Directors Stock Option Plan.

                           The Take-Over Price per share shall be deemed to be equal to the greater of (i) the fair market value per share on the option cancellation date, as determined pursuant to the normal valuation provisions of the Plan, or (ii) the highest reported price per share paid in effecting such Hostile Take-Over. However, if the cancelled option is an Incentive Option, then the Take-Over Price per share of the Common Stock subject to the cancelled option shall not exceed the value per share determined under clause (i).

         X. LOANS OR GUARANTEES OF LOANS

                  The Plan Administrator may assist any optionee (including any officer or director) in the exercise of one or more options granted by such Plan Administrator to such optionee under the Plan by (a) authorizing the extension of a loan to such optionee from the Company, (b) permitting the optionee to pay the option price for the purchased Common Stock in installments over a period of years or (c) authorizing a guarantee by the Company of a third-party loan to the optionee. The terms of any loan, installment method of payment or guarantee (including the interest rate and terms of repayment) will be established by the Plan Administrator in its sole discretion. Loans, installment payments and guarantees may be granted without security or collateral (other than to optionees who are consultants or independent contractors, in which event the loan must be adequately secured by collateral other than the purchased shares), but the maximum credit available to the optionee shall not exceed the sum of (i) the aggregate option price payable for the purchased shares (less the par value of those shares), plus (ii) any federal and state income and employment tax liability incurred by the optionee in connection with the exercise of the option.

         XI. SPECIAL TAX WITHHOLDING ELECTION

                  The Plan Administrator may, in its discretion and in accordance with the provisions of this Article XI and such supplemental rules as the Plan Administrator may from time to time adopt, provide any or all holders of the non-qualified options granted by such Plan Administrator under the Plan with the right to use shares of the Company's Common Stock in satisfaction of the Federal and State income and employment tax withholding liability incurred by such holders in connection with the exercise of their options (the "Withholding Taxes"). Such right may be provided to any such option holder in either or both of the following formats:

                  1. Stock Withholding: The holder of the non-qualified option may be provided with the election to have the Company withhold, from the shares of Common Stock otherwise issuable upon the exercise of such non-qualified option, a portion of such shares with an aggregate fair market value equal to the designated percentage (up to 100% as specified by the option holder) of the applicable Withholding Taxes.

                  Any such stock withholding election shall be subject to the following terms and conditions:

                           (i) The election must be made on or before the date the amount of the Federal and State income and employment tax liability incurred by the option holder in connection with the exercise of the option is determined (the "Tax Determination Date").

                           (ii) The election shall be irrevocable.

                           (iii) The election shall be subject to the approval of the Plan Administrator, and none of the shares of Common Stock for which the option is exercised shall be withheld in satisfaction of the Withholding Taxes incurred in connection with such exercise except to the extent the Plan Administrator approves the election.

                           (iv) The shares of Common Stock withheld pursuant to the election shall be valued at fair market value on the Tax Determination Date in accordance with the valuation procedures of the Plan.

                           (v) In no event may the number of shares requested to be withheld exceed in value the dollar amount of Withholding Taxes incurred by the option holder in connection with the exercise of the nonqualified option.

                  If the stock withholding election is to be made by a Section 16 Insider, then the following limitations, in addition to the preceding provisions of this Article XI, shall also be applicable:

                           (i) The election shall not become effective at any time prior to the expiration of the six (6)-month period measured from the later of the grant date of the non-qualified option to which such election pertains or the actual grant date of the stock withholding election, and no shares shall accordingly be withheld in connection with any Tax Determination Date which occurs before the expiration of such six (6)-month period.

                           (ii) The election must be effected in accordance with either of the following guidelines:

                           - The election must be made six (6) months or more prior to the Tax Determination Date, or

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
                           - The exercise of such election and the exercise of the non-qualified option to which it relates must occur concurrently within a quarterly "window" period. Quarterly window periods shall begin on the third (3rd) business day following the date of public release of each quarterly or annual summary statement of the Company's sales and earnings and end on the earlier of the twelfth (12th) business day following such release date or the Tax Determination Date.

                           (iii) The six (6)-month period specified in clauses
         (i) and (ii) shall not be applicable in the event of the option holder's death or disability.

                  2. Stock Delivery: The Plan Administrator may, in its discretion, provide the holder of the non-qualified option with the election to deliver, at the time the non-qualified option is exercised, one or more shares of Common Stock already held by such individual with an aggregate fair market value equal to the designated percentage (up to 100% as specified by the option holder) of the Withholding Taxes incurred by such individual in connection with such option exercise.

                  Any such stock delivery election shall be subject to the following terms and conditions:

                           (i) The election must be made on or before the date the amount of the Federal and State income and employment tax liability incurred by the option holder in connection with the exercise of the option is determined (the "Tax Determination Date").

                           (ii) The election shall be irrevocable.

                           (iii) The election shall be subject to the approval of the Plan Administrator, and none of the delivered shares of Common Stock shall be accepted in satisfaction of the Withholding Taxes incurred in connection with the option exercise except to the extent the election is approved by the Plan Administrator.

                           (iv) The shares of Common Stock delivered in satisfaction of such Withholding Taxes shall be valued at fair market value on the Tax Determination Date in accordance with the valuation procedures of the Plan.

                           (v) In no event may the number of delivered shares exceed in value the dollar amount of Withholding Taxes incurred by the option holder in connection with the exercise of the non-qualified option.

                  Any stock delivery election made by an individual who is at the time a Section 16 Insider shall not be subject to any of the special limitations which would otherwise be applicable to such individual in connection with the exercise of the stock withholding election specified above.

         XII. AMENDMENT OF THE PLAN

                  The Board shall have complete and exclusive power and authority to amend or modify the Plan in any or all respects whatsoever; provided, however, that no such amendment or modification shall, without the consent of the holders, adversely affect rights and obligations with respect to options at the time outstanding under the Plan. In addition, the Board shall not, without the approval of the Company's stockholders, (i) increase the maximum number of shares issuable under the Plan, except for permissible adjustments under paragraph IV(b), (ii) materially modify the eligibility requirements for the grant of options under the Plan or (iii) otherwise materially increase the benefits accruing to participants under the Plan.

         XIII. EFFECTIVE DATE AND TERM OF PLAN

                  (a) The restated Plan was adopted by the Board in August 1987, and approved by the Company's stockholders in February 1988, as a consolidation of the Company's 1982 Incentive Stock Option Plan and 1982 Supplemental Stock Option Plan. The Plan was restated in October 1988, and amended in November 1990, November 1991, February 1995, and February 1996, to increase the number of shares issuable under the Plan by 750,000, 1,000,000, 1,400,000 1,000,000 and
1,400,000 shares, respectively. The October 1988 restatement, November 1990, November 1991, February 1995 and February 1996 amendments were approved by the Company's stockholders in February 1989, February l991, February l992, February 1995 and March 1996, respectively.

                  (b) The Plan Administrator may, within the scope of its administrative functions under the Plan, grant stock options and stock appreciation rights under the Plan at any time after the date the Plan was initially adopted and prior to the date the Plan is to terminate in accordance with paragraph (e) below.

                  (c) The Plan was restated by the Board effective July 30, 1992 to bring the Plan in compliance with the applicable requirements of revised SEC Rule 16b-3, as amended May 1, 1991, under the Securities Exchange Act of 1934. Such restatement shall apply only to options granted under the Plan from and after the July 30, 1992 effective date. Each option (together with any related stock appreciation rights) issued and outstanding under the Plan immediately prior to such effective date shall continue to be governed by the terms and conditions of the Plan (and the instrument evidencing such option) as in effect on the date such option was previously granted, and nothing in the July 30, 1992 restatement shall be deemed to affect or otherwise modify the rights or obligations of the holders of such options with respect to the acquisition of shares thereunder or the exercise of their outstanding stock appreciation rights.

                  (d) The sale and remittance procedure authorized for the exercise of outstanding options shall be available for all options granted under the Plan from and after July 30, 1992 and for all non-qualified options exercised under the Plan on or after May 1, 1991. The Primary Committee may also allow such procedure to be utilized in connection with one or more disqualifying dispositions of incentive stock option shares effected on or after May 1, l991.

                  (e) Unless sooner terminated in accordance with Article VII, the Plan shall terminate upon the earlier of (i) November 30, 2000 or (ii) the date on which all shares available for issuance under the restated Plan shall have been issued or cancelled pursuant to the exercise, surrender or cancellation of the options granted hereunder. If the date of termination is determined under clause (i) above, then any options outstanding on such date (together with any stock appreciation rights pertaining to such options) shall not be affected by the termination of the Plan and shall continue to have force and effect in accordance with the provisions of the instruments evidencing such options (or related stock appreciation rights).

                  (f) Options may be granted under this Plan to purchase shares of Common Stock in excess of the number of shares then available for issuance under the Plan, provided (i) an amendment to increase the maximum number of shares issuable under the Plan is adopted by the Board prior to the initial grant of any such option and is thereafter submitted to the Company's stockholders for approval and (ii) each option so granted is not to become exercisable, in whole or in part, at any time prior to the obtaining of such stockholder approval.

         XIV. USE OF PROCEEDS

                  Any cash proceeds received by the Company from the sale of shares pursuant to options granted under the Plan shall be used for general corporate purposes.

         XV. REGULATORY APPROVALS

                  The implementation of the Plan, the granting of any option hereunder, and the issuance of Common Stock upon the exercise or surrender of any such option shall be subject to the Company's procurement of all approvals and permits required by regulatory authorities having jurisdiction over the Plan, the options granted under it and the Common Stock issued pursuant to it.